Exhibit 107.1
Calculation of Filing Fee Table
F-3
(Form Type)

Hafnia Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid(1)	Equity	Ordinary Shares	457(r)	35,488,875	$8.432(2)	$299,242,194	0.00013810	$41,325.35
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$299,242,194		$41,325.35
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$41,325.35

Offering Notes

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form F-3ASR (File No. 333-287637) on March 7, 2025 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith with respect to this offering.

(2)
Proposed Maximum Offering Price Per Unit is estimated for the purpose of calculating the registration fee and is based upon the closing exchange rate of $0.1054 to NOK 1.00 on September 24, 2026, as quoted on Bloomberg.

Narrative Disclosure
 The maximum amount of securities to which the prospectus relates is 35,488,875 shares. The prospectus is a final prospectus for the related offering.